Exhibit 99.1

For Immediate Release

Phase III Clinical Study Using BSD Medical’s Systems for Treating Pancreatic Cancer to Be Announced at ASCO

SALT LAKE CITY—May 28, 2008— BSD Medical Corp. (NASDAQ:BSDM) announced today that a team of researchers headed by Professor Rolf D. Issels will be announcing at the upcoming annual American Society of Clinical Oncology (ASCO) conference that a Phase III clinical study is underway involving the combined use of hyperthermia therapy and chemotherapy in treating patients with pancreatic cancer.  This announcement follows the successful conclusion of a Phase II clinical trial conducted in Munich, Germany using a combination of hyperthermia therapy and chemotherapy to treat patients with pancreatic cancer.  All hyperthermia treatments used for this study will be delivered using BSD-2000 hyperthermia systems.  The ASCO conference held in Chicago, Illinois will run May 30 through June 3.

Pancreatic cancer is the fourth leading cause of cancer death in men and women.  The American Cancer Society has projected 37,170 new cases and 33,370 deaths from the disease in the United States this year.  While the use of hyperthermia therapy in treating some other forms of cancer has been heavily researched, little has been known about the potential of the therapy in treating pancreatic cancer patients, a deadly cancer for which better treatments are urgently needed.

ASCO is the world’s leading professional organization representing physicians who treat cancer.  More than 25,000 oncology practitioners belong to ASCO, from all oncology disciplines.  This clinical study being presented at ACRO is supported by the European Society for Hyperthermic Oncology (ESHO) and the Helmholtz Center Munich.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments.  Application for marketing approval of the BSD-2000 mentioned in this press release has been filed with the FDA and is currently in the review process.  For further information visit BSD Medical's website at www.BSDMedical.com.

###

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.